Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this January 9th, 2020 (the “Effective Date”) between BLINK CHARGING CO., a Nevada corporation, (the “Company”), having its principal offices at 407 Lincoln Road, Suite 704, Miami Beach, FL 33139, and DONALD ENGEL, an individual having his primary address at 570 Park Avenue, 2nd Floor, New York NY 10065 (the “Executive”). The parties hereto shall hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is in the business of designing, selling, installing, owning, operating, and maintaining electric vehicle charging stations located on governmental, municipal, or privately-owned real property within designated areas throughout the world, as well as ancillary eco-friendly energy solutions and products (the “Business”); and

WHEREAS, Executive has connections, and access to potential clients, customers, including owners and management companies of real property, hotel chains, parking lots, malls, commercial and residential properties, as well as electric, gas and utility companies, eco-friendly entities and others; and

WHEREAS, the Company desires to retain Executive as a business development officer and Executive desires to be retained and to provide those services listed in Section 2 below to the Company and represents that he has the necessary capabilities to do so.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.	Employment.

1.1.	The Company hereby agrees to employ and Executive hereby accepts such employment in his capacity of business development officer, reporting directly to the Company’s Chief Executive Officer, subject to the terms and conditions set forth in this Agreement.

1.2.	Upon execution of the Agreement, Executive will cease to be an independent director but remain an inside director on the Company’s board of directors (the “Board”). The Company may also direct Executive to perform such duties for other entities which are now or may in the future be affiliated with the Company (the “Affiliates”).

1.3.	Executive shall serve the Company and its Affiliates diligently and to the best of his ability and shall devote his skills, attention, energy and skills to the performance of his employment furthering the interest of the Company and the Affiliates.

1.4.	Nothing shall restrict Executive from participation in charitable endeavors, or with other businesses that Executive is currently involved in, as long as such activities do no compete with the Company or its Business.

1.5.	Executive’s principal work location shall be in New York, New York, or such other locations as mutually agreed to by the Parties in writing.

1.6.	During the Term, Executive agrees to serve as a member of the Board as long as the Company is interested in his service.

2.	Executive’s Services. As business development officer, Executive shall use his best efforts to provide the Company with the following services (the “Services”):

2.1.	Introduce those potential customers listed in Annex A to the Company (“Potential Customers”). The list of Potential Customers may be updated from time to time to include additional new potential major customers.

2.2.	Assist in negotiating with Potential Customers.

2.3.	Assist in establishing strategic partnerships, joint ventures, or other revenue-generating long-term relationships with Potential Customers.

2.4.	Advise the Company on the best strategy to utilize when negotiating with a Potential Customer.

2.5.	Assist the Company with finalizing and executing the contract with the Potential Customer.

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2.6.	Assist the Company in maintaining an ongoing relationship with the Potential Customer.

2.7.	Assist the Company’s management in strategizing new relationships.

2.8.	Carry out all other responsibilities which are commensurate with his position.

3.	Compensation. In consideration for Executive’s Services, during the Term of this Agreement (or any shorter period of time) the Company shall compensate Executive as follows:

3.1.	Base Salary. The Company will pay Executive a base salary in the amount of $175,000 per annum ($14,583.33 a month), paid in accordance with the Company’s payroll policies and procedures for all employees (currently on the 1st and the 15th day of every calendar month).

3.2.	Board Compensation. The Company does not pay any compensation to its inside directors and therefore Executive shall not be paid any additional compensation for serving on the Company’s Board.

3.3.	Equity Compensation. Executive will be eligible to earn up to 700,000 stock options (“Options”), under the following terms: (i) on each occasion that the Company executes an agreement for the sale and/or deployment of EV charging stations and/or other ancillary eco-friendly energy products with a Customer (“Issuance Date”), the Company will issue 140,000 of the 700,000 Options; (ii) the exercise price of each such issuance shall be based on the Company’s share price at the close of the trading on the exchange (NASDAQ) on the Issuance Date; (iii) all issued Options shall vest immediately upon issuance; (iv) in the event that Executive was issued the entire 700,000 Options, Executive will not be entitled to any further issuance of Options or other equity awards for introducing additional Customers to the Company; (v) each Option will expire five (5) years after the Issuance Date; and (vi) the options will be issued as qualified stock options to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2018 Omnibus Incentive Plan, and the remaining Options will be non-qualified stock options under said plan.

3.4.	Expenses. The Company will pay or reimburse Executive for all pre-approved out-of-pocket, reasonable expenses incurred on behalf of the Company within thirty (30) days of presentation of expense statements or vouchers and such other supporting information as the Company may reasonably request from time to time.

3.5.	Employee Benefits. Executive shall be entitled to participate in those benefit programs of the Company currently existing or hereafter made available to executives, including but not limited medical insurance, dental insurance, sick leave, vacation and holidays.

3.6.	Key Man Insurance. The Company may elect to obtain Key Man term insurance policy on the Executive and the Company will be named the payee/beneficiary of such policy.

3.7.	Paid Time Off. The Company provides a flexible Paid Time Off (“PTO”) program that will allow Executive to use PTO for absences due to illness, vacation or personal need. The amount of PTO Executive will be granted will be 10 days, or 80 PTO hours. Upon termination or expiration of Executive employment by Company under this Agreement, Executive shall not be entitled to compensation for any unutilized PTO.

3.8.	No Gross Up. In the event that any payment, award or benefit to Executive of for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement would be subject to any tax, then Executive will not be entitled to receive any additional payments from the Company to cover the tax.

4.	Relationship with Customers - Limited Authority

4.1.	Executive’s authority shall be limited, and unless specifically authorized by the Company on a case-by-case basis, Executive shall not be authorized to bind the Company, make any undertakings, commitments or other obligations or understandings with a Customer.

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4.2.	The Company reserves the right to reject, for any, or no, reason, any understandings, arrangements, commitments, obligations or other undertakings that Executive made to a Customer, without any obligation to Executive under Section 3.3 above.

4.3.	The Company, at its sole and absolute discretion, may terminate any relationship with a Customer at any time.

4.4.	The Company is not obligated to renew any Customer’s contract that has expired or terminated.

4.5.	All prices quoted to Customers will be the prices provided by the Company’s CEO. In additions, the terms and conditions for business relationships with the Customers will be provided by the Company’s CEO only. Executive must at all times adhere to and represent accurately the parameters and principles established by the Company’s CEO.

4.6.	Executive shall identify himself as an Executive of the Company who might be authorized to handle only those matters that were specifically pre-approved by the Company’s CEO.

5.	Term and Termination

5.1.	Term. The term of employment hereunder will commence on the date hereof. Executive’s employment with the Company shall be for a term of twelve (12) months, with two (2) auto renewals of twelve (12) months each, all subject to the termination provisions listed in this Section 5.

5.2.	Either Party may terminate the extension(s) to the employment, by providing the other Party with a written no later than 60 days prior to the auto renewal date.

5.3.	Either Party may terminate this employment for-cause, effective immediately, by a written notice if it is discovered that the other Party has: (i) intentionally or in a willful, wanton or reckless manner made any material false representation, report or claim relative hereto; (ii) becomes insolvent, invoked as a debtor any laws relating to the relief of debtors’ or creditors’ rights, or has had such laws invoked against it/him; (iii) becomes involved in any liquidation or termination of business; (iv) been adjudicated bankrupt or been involved in an assignment for the benefit of its creditors; (v) engaged in any deceptive trade practices under the laws of any jurisdiction; or (vi) breached the duties of honesty, care and/or loyalty.

5.4.	Upon change of control, through either sale of the Company or the Company’s assets to a third-party purchaser, this Employment Agreement will terminate. For the purpose of this paragraph, “Change of control” shall occur upon (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended), becomes a “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets

5.5.	Upon termination of his employment, Executive shall immediately: (i) return or destroy all documents and information provided by the Company to the Executive; and (ii) cease representing himself as an Executive of the Company.

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5.6.	Effect of Termination. Upon expiration or termination of the employment, the Company shall pay Executive all unpaid and outstanding salary and expenses due through the effective date of such termination or expiration. All vested Options shall belong and be owned by Executive, while the remaining non-vested Options shall be terminated. In the event Executive is actively involved in good faith negotiations with a potential Customer at the expiration or termination of his employment, Executive shall be entitled to receive any Options that would otherwise be due to Executive hereunder as a result thereof, but for the termination or expiration of the Agreement. In the event Executive is terminated for-cause, the Company shall be released from its undertakings towards Executive, including from making any payments of salary or issuance of Options.

5.7.	Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive is convicted of, or pleads nolo contendere or guilty to, a felony; (ii) Executive engages in misconduct resulting in either case in significant economic or reputational harm (other than immaterial harm) to the Company; (iii) any act of fraud, embezzlement, or misappropriation by Executive that is materially injurious to the Company; (iv) repeated and material failure by Executive to substantially perform such individual’s principal job duties and obligations (for reasons other than disability or death; (v) material failure or willful refusal by Executive to materially comply with reasonable policies, standards, instructions or regulations established by the Company; (vi) the material breach by Executive of this Agreement or any other material written agreement entered into between the Executive and the Company.

5.8.	Either Party may terminate this employment on thirty (30) days’ written notice if the other Party has failed to perform or abide by any of its obligations under this Employment Agreement, unless such default or breach has been cured within thirty (30) days after the date of such notice.

6.	Indemnification. Executive will, at all times defend, indemnify and hold harmless the Company from any and all claims, liabilities, damages, fines, assessments, penalties, and expenses (including reasonable attorneys’ fees and expenses) arising out of or relating to claims of third parties with respect to: (i) any alleged act or omission of Executive in the performance of the activities contemplated hereby or any failure by Executive to abide by any of the covenants set forth herein, (ii) Executive’s failure to comply with all applicable laws, including any breach of laws made by the Company on account of its reliance on Executive’s representations or information; and (iii) Executive’s gross negligence or willful misconduct under this Agreement.

7.	Limitation of Liability.

7.1.	Except for: (i) the indemnity provisions set forth in Section 6 above; (ii) expenses or compensation arising under this Agreement; and (iii) liability for gross negligence or willful misconduct resulting in death, personal injury or property damage, each Party’s entire liability for any claim, loss, damage, or expense from any cause whatsoever, regardless of the form of action, whether in contract, tort including negligence, strict liability or otherwise, shall be limited to direct, proven damages in an amount not to exceed the annual base salary to which Executive is entitled under this Agreement.

7.2.	Neither Party shall in any event be liable to the other Party for any incidental, consequential, or any other indirect loss or damage, including loss of profits or loss of revenues, arising out of this Agreement or any obligation resulting therefrom, or the use or performance of any service, whether in an action for or arising out of any cause whatsoever, regardless of the form of action, whether in contract, tort, including negligence, strict liability or otherwise.

7.3.	The Company shall have no liability to Executive for any damages, losses, costs, or expenses, including without limitation any fees that might have been earned hereunder, resulting from the Company’s inability or failure to fulfill its responsibilities to any Customer or for any delays in fulfillment of its responsibilities to any Customer or in the event of the Company’s termination or breach of any contract or in the event of any discontinuation of the Services.

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8.	Executive’s Representations and Warranties. Executive represents and warrants to the Company that:

8.1.	Executive’s execution and performance of this Agreement shall not constitute a breach or default under any contract, instrument or agreement to which Executive is a party or by which Executive is bound and shall not violate or interfere with the rights of any other party; and

8.2.	The Services to be performed hereunder shall be of professional quality, conforming to generally accepted industry standards and practices for similar employment services and deliverables. Executive represents, warrants, and covenants that in connection with any Services performed under this Agreement: (i) he is in the business of performing the Services described hereunder; (ii) he is experienced and an expert in performing such Services; (iii) he will perform such Services in full compliance with all applicable laws, regulations, orders, and other governmental requirements; and (iv) he possesses the professional and technical skills required to perform the Services.

8.3.	Executive represents that he is not prohibited from entering into this Agreement with the Company, either by law or by agreement. Executive further represents that he will not use deceptive, illegal, misleading or unethical practices and that he will not make any false or misleading representations with regard to the Company or the Business.

9.	Death and Disability. In the event of Executive’s death during the Term, this Agreement will terminate immediately. If, during the Term Executive shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate Executive’s employment. In the event Executive’s employment is terminated due to death or Disability, Executive (or his estate in case of death) shall be eligible to receive the unpaid base salary payment and Expenses as well as all outstanding and fully vested stock options until the date of such termination.

10.	Non-Use/Non-Disclosure of Confidential Information. The parties acknowledge that they have simultaneously herewith entered into a Mutual Nondisclosure Agreement and that such agreement governs the transfer of information hereunder.

11.	Non-Competion.

11.1.	Because of the Company’s legitimate business interest in its products, services, technology, concept, and use, and the good and valuable consideration offered to Executive, the receipt and sufficiency of which is acknowledged, during the term of this Agreement and for the term of two (2) years following the termination of this Agreement, whether terminated for any, or no, reason, by either Party (the “Restricted Period”), Executive agrees and covenants not to engage in Prohibited Activity within the EV Charging Market as well as with the sale of ancillary eco-friendly energy solutions and products.

11.2.	For purposes of this non-compete clause, “Prohibited Activity” is activity in which Executive may be required, or which may inevitably require, him to disclose or utilize in any manner the Company’s trade secrets, proprietary information, or Confidential Information, directly or indirectly, in whole or in part, by himself, on his own, or with partners or as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity with an entity engaged in the same or similar business as the Company, including, but not limited to, any company in the EV Charging business.

12.	Board Approval. This Agreement was approved by the Company’s Board meeting that took place on December 23rd, 2019.

13.	No Tax Advice. This Agreement was drafted by Company’s counsel, and Executive is encouraged to obtain his own legal and tax advice to protect his own interest.

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14.	Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by a Party pursuant to this Agreement shall be in writing and shall be deemed given upon receipt if personally delivered (including by messenger or recognized delivery or courier service) or on the date of receipt on the return receipt if mailed by registered or certified mail, return receipt requested, postage prepaid, delivered or addressed as set forth in the preamble to this Agreement.

15.	Miscellaneous.

15.1.	This Agreement and any Exhibits hereto embody the entire understanding between the parties. The terms of this Agreement shall take precedence over any conflicting or additional terms and conditions set forth in any attachment or amendment relating to the subject matter hereof. Any and all conflicting or additional terms and conditions shall only take precedence if contained in a writing which: (i) is signed by both parties, and (ii) specifically references the terms and conditions which are additional to or in conflict with the terms and conditions of this Agreement.

15.2.	Should any provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining provisions shall not be affected by such holding.

15.3.	Executive shall not assign any right or interest under this Agreement or delegate any work or other obligation to be performed or owed by Executive under this Agreement without the prior written consent of The Company. The Company may assign this Agreement, in whole or in part, to any of its affiliates or subsidiaries.

16.	This Agreement shall be binding upon the heirs, successors, and/or legal representatives of the Parties.

17.	This Agreement will be governed by and construed in accordance with the laws of the State of Florida, exclusive of its choice of law principles. The state and federal courts located in Miami-Dade County, Florida have exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement. Each Party consents to the personal jurisdiction and venue of these courts.

18.	Unless otherwise stated, the terms and obligations contained in this Agreement shall survive the expiration and/or termination of this Agreement.

19.	All headings contained in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause.

20.	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

21.	No course of dealing, course of performance or failure of either Party to strictly enforce any term, right, or condition of this Agreement shall be construed as a waiver of any term, right, or condition.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed in the manner appropriate to each as of the Effective Date.

COMPANY: BLINK CHARGING CO.		EXECUTIVE:

By:	/s/ Michael D. Farkas	By:	/s/ Donald Engel
Name:	Michael D. Farkas		Donald Engel
Title:	CEO & Executive Chairman

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